Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17 th Street, Suite 1850 Denver, CO 80202-4444 Company contact: Andrea Brown (303) 565-4600 abrown@teton-energy.com www.teton-energy.com
Teton Energy Announces Commitments of $4.9 Million of Common Stock and Warrants
DENVER July 20, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today it has received commitments from a select group of investors to purchase an aggregate of 964,060 of common stock, at a price of $5.05 per share, for gross proceeds of approximately $4.9 million, before fees and expenses. The offering also includes 337,421 warrants with an exercise price of $6.06 per share with a five year term.
The closing is expected to occur on or before July 25, 2007. Ferris, Baker Watts, Incorporated acted as lead placement agent, with Commonwealth Associates, L.P. as co-placement agent for the offering.
The shares are being offered pursuant to the Company’s registration statement on Form S-3 declared effective by the Securities and Exchange Commission on March 31, 2006. The Company will also be filing a prospectus supplement with the Securities and Exchange Commission in respect to this offering. This press release does not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration of qualification under the securities laws of any such jurisdiction.
Company Description. Teton Energy Corporation (Amex: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC.” For more information about the Company, please visit the Company’s website at http://www.teton-energy.com.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the Company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s annual report on Form 10-K for the year ended December 31, 2006. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at http://www.teton-energy.com. Copies are available without charge, upon request from the Company.